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May 3, 1994



Mr. Larry Conrath
13345 Oakwood Drive
Homer Township
Lockport, Illinois  60441

Dear Larry:

This letter should serve as our agreement concerning your employment as Corporate Controller of American Disposal Services, Inc., (ADS). The term of this agreement shall be for a period of five (5) years beginning on the date you indicate acceptance of this agreement. You will agree to spend all your normal working hours on the business of ADS and to faithfully and competently perform such duties.

SALARY

ADS agrees to pay or cause to be paid to you for your services hereunder during the term of this agreement a one year salary of $80,000 per year. This salary would be guaranteed so long as you are actively employed at ADS, and shall be binding upon the successors and assigns of ADS, including a purchaser of all or substantially all of the assets of ADS. This salary would be paid at least semi-monthly. ADS shall be relieved of any further obligation regarding its salary payment to you if you should voluntarily elect to terminate your employment with ADS, or if terminated for cause, which shall be defined as whatever acts or omissions a mutually agreeable arbitrator shall determine to be sufficient cause for your dismissal. Future year salaries would escalate from your salary in effect at the time of review (but not less than $80,000) with adjustment dependent on your overall performance in the prior year.

STOCK

You will receive options to purchase 75,000 shares of the common stock of ADS. The exercise price of the options at the date of grant and subsequent to that date will be $.714286 per share. Your options would be able to be exercised at the rate of 20% per year for each completed year of your employment agreement.
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Mr. Larry Conrath                      -2-                           May 3, 1994


HEALTH INSURANCE

You and your family would be entitled to participate in the company's health insurance and life insurance program. Coverage will be consistent with the quality of coverage generally provided to senior executives of Waste Management.

VACATION LEAVE

You will receive three weeks of vacation leave per year.

If all the elements of this letter conform with your understanding, please acknowledge in the space provided below and return one copy to me.

Sincerely yours,


/s/ Rich De Young
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Rich De Young
President


RD:ma



ACCEPTANCE:


/s/ Larry Conrath                Date           5/9/94
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Larry Conrath